PURCHASE AGREEMENT

     Taco Cabana, 7339 San Pedro Avenue, San Antonio, Texas

This  AGREEMENT,  entered into effective as of the  21st  of  May
2003.

l. PARTIES. "Seller" is AEI Real Estate Fund XVIII Limited Partnership a Minnesota limited partner ship with offices at 1300 Wells Fargo Place, St. Paul, Mn. and which owns an undivided 100% interest in the fee title to that certain real property referenced above and legally described in the attached Exhibit "A" (the "Property"). "Buyer" is Texas Taco Cabana, LP, a Texas limited partnership with offices at 8918 Tesoro Drive, Suite 200, San Antonio, Texas 78217. Seller wishes to sell and Buyer wishes to buy the Property.

2. PROPERTY. The Property to be sold to Buyer in this transaction consists of an undivided 100% interest the Property and including all rights, privileges and easements appurtenant to the Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on the Real Property, as well as all development rights, air rights, water and water rights relating to the Property, utility agreements and any easements, rights-of-way, or other appurtenances used in connection with the beneficial use and enjoyment of the Property, and all improvements and fixtures on the Property, as well as any buildings and structures on the Real Property (collectively the "Improvements"). Seller owns no interest in any personalty in connection with the Property.

3. PURCHASE PRICE. The purchase price for this Property is $1,745,000 all cash.

4. TERMS. The purchase price for the Property will be paid by Buyer as follows:

     a. When this agreement is executed, Buyer will pay $5,000.00 to the "Escrow Holder" (as defines below) (which shall be deposited into escrow according to the terms hereof) (the "First Payment"). The First Payment will be credited against the purchase price when and if escrow closes and the sale is completed. If the sale of the Property as contemplated hereunder is consummated, the Deposit plus accrued interest shall be credited against the Purchase Price. If the sale of the Property is not consummated because of the failure of any condition or any other reason except a default under this Agreement solely on the part of Buyer, the Deposit plus accrued interest shall immediately be returned to Buyer less the Option Consideration sum of one hundred and 00/100 Dollars ($100.00) (as defined below). If the sale is not consummated solely because of default under this Agreement on the part of Buyer, Seller shall retain the Deposit and accrued interest as Seller's sole and exclusive right to damages or any other remedy. The parties have agreed that Seller's actual damages, upon default by Buyer, would be extremely difficult or impracticable to determine. Accordingly, Buyer and Seller agree that the Deposit represents a fair and equitable payment for liquidated damages. One Hundred Dollars of the First Payment shall be considered non-refundable Option Consideration and will be deemed earned by and paid to Seller upon payment to the Escrow Holder and regardless of whether this transaction does not close as provided below.

     b. Buyer will deposit the balance of the purchase price, $1,740,000 (the Second Payment") at "Closing" (as defined below) into escrow in sufficient time to allow escrow to close on the "Closing Date" as defined below).

5.  CLOSING  DATE.   Escrow shall close on or  before   five  (5)
business days after the "Due Diligence Period" (as defined below)
(the "Closing Date").                    .

6. DUE DILIGENCE PERIOD. Buyer shall have a period of sixty (60) days commencing on the "Agreement Date" (as defined below)(the
"Due Diligence Period") to:

     a. examine all of the environmental and soil conditions of the Property and surrounding lands, and all zoning, land use, environmental, building and construction laws and regulations restricting or regulating or otherwise affecting the use, occupancy or enjoyment of the Property, including by way of illustration and not limitation, conducting any licensing, permitting, engineering, geotechnical, market and economic feasibility studies for the Property and any physical inspections of the Property all of which Buyer, in its sole discretion, deems necessary. Anything to the contrary herein notwithstanding, in the event this transaction is cancelled by either party, any renewal rights under the "Lease" (as defined below) shall be extended by the number of days from and including the Agreement to and including the date of termination.

     b. Buyer shall advise the Seller within twenty (20) days after actual receipt of the "Survey" and "Commitment" (as those terms are hereinafter defined) what exceptions to title will be accepted by Buyer. Seller shall have thirty
     (30) days after receipt of Buyer's objections to remove any objectionable exceptions from title and to provide Buyer with evidence satisfactory to Buyer of such removal or to provide Buyer with evidence satisfactory to Buyer that said exceptions will be removed on or before the Closing.

     c. Buyer shall, within four (4) business days after the "Agreement Date" (as defined below) order at its own expense such title (the "Commitment"), survey (the Survey"), and any other due diligence information as Buyer shall deem necessary in its sole discretion.

     d. Seller's Documents: Within five (5) days after the Agreement Date, Seller shall deliver to Buyer:

     (i) Copies of all existing and proposed easements, covenants, restrictions, agreements or other documents which affect the Property and which are not disclosed by the Commitment, or, if no such documents exist, a certification of Seller to that effect;

     (ii) Copies of any existing surveys of the Property; and

     (iii) A copy of any existing geotechnical reports, environmental audits or reports and soil boring results regarding the Property.

7. ESCROW. Escrow shall be opened by Seller and the First Payment deposited in escrow with Mary Furgason, as closing agent for Chicago Title Insurance Corporation, San Antonio, Texas, (the
"Escrow Holder") upon acceptance of this Agreement by both parties. A copy of this Agreement will be delivered to the Escrow Holder and will serve as escrow instructions together with the Escrow Holder's standard instructions and any additional instructions required by the Escrow Holder to clarify its rights and duties. If there is any conflict between these other instructions and this Agreement, this Agreement will control.

8. CLOSING COSTS. Seller shall pay no closing costs in connection with the transaction contemplated herein, except its own legal fees. Each party will pay its own attorney's fees and costs to document this transaction.

9.  REAL ESTATE TAXES, SPECIAL ASSESSMENTS AND PRORATIONS.

     (a) Because the Property is subject to a triple net lease (as further set forth in paragraph 10(a)(i)), the parties acknowledge that there shall be no need for a real estate tax proration or operating expenses proration.

     (b) All rental amounts due under a certain Lease Agreement dated December 29, 1990 between Seller as Landlord and Buyer as Tenant and covering the Property (the "Lease") shall be prorated between the parties and adjusted by them as of the date of Closing.

10.  SELLER'S REPRESENTATION, WARRANTIES, AND AGREEMENTS.

     (a)  Seller represents and warrants as of this date that:

     (i) In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Seller, Seller shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, deeds and assurances as Buyer or the Escrow Holder may require and be reasonable in order to consummate the transactions contemplated herein.

     (ii) Except for the Lease Agreement in existence between Seller
          (as Lessor) and Buyer (as Tenant), (the "Lease"), Seller is not aware of any leases of the Property.

     (iii) It is not aware of any pending litigation or condemnation proceedings against the Property or Seller's interest in the Property.

     (iv) Except as previously disclosed to Buyer and as permitted in paragraph (b) below, Seller is not aware of any contracts Seller has executed that would be binding on Buyer after the closing date.

     (v) Seller has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (vi) To Seller's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Seller is a party or by which Seller is bound.

     (b) Provided that Buyer performs its obligations when required, Seller agrees that it will not enter into any new contracts that would affect the Property and be binding on Buyer after the Closing Date without Buyer's prior consent.

     (c) All the documents executed by Seller which are to be delivered to Buyer at the Closing are, and at the time of Closing will be, duly authorized, executed, and delivered by Seller, are, and at the time of Closing will be, legal, valid, and binding obligations of Seller, are, and at Closing will be, sufficient to convey title (if they purport to do so), and do not, and at Closing will not, violate any provisions of any agreement to which Seller is a party or to which it or any of its assets are subject.

     (d) Seller is not a "foreign person" within the meaning of Sections 1445(a)(1) and 1445(f)(3), of the Internal Revenue Code of 1986, as amended, nor is the sale of the Property subject to any withholding requirement imposed by the Internal Revenue Service, including but not limited to Section 1445 thereof.

     (e) Seller represents and warrants that Seller is the fee title owner of the Real Property.

11.  DISCLOSURES.

     (a) Seller has not received any notice of any material, physical, or mechanical defects of the Property, including without limitation, the plumbing, heating, air conditioning, ventilating, and electrical systems. To the best of Seller's knowledge without inquiry, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (b) Seller has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (c) Seller knows of no facts nor has Seller failed to disclose to Buyer any fact known to Seller which would prevent the Tenant from using and operating the Property after the Closing in the manner in which the Property has been used and operated prior to the date of this Agreement. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (d) Seller has not received any notice that the Property is in violation of any federal, state or local law, ordinance, or regulations relating to industrial hygiene or the environmental conditions on, under, or about the Property, including, but not limited to, soil, and groundwater conditions. To the best of Seller's knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to other property. Buyer agrees that Seller will have no liability of any type to Buyer or Buyer's successors, assigns, or affiliates in connection with any Hazardous Materials on or in connection with the Property either before or after the Closing Date, except such Hazardous Materials on or in connection with the Property arising out of Seller's actions, negligence, or intentional misconduct. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (e) With the exception of title warranties contained in the "Deed"(as defined below) and after expiration of the Due Diligence Period without termination of this Agreement by Buyer, Buyer agrees that it shall be purchasing the Property in its then present condition, as is, where is, and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein.

     (f) Buyer acknowledges that, having been given the opportunity to inspect the Property and such financial information on the Lessee and Guarantors of the Lease as Buyer or its advisors shall request, if in Seller's possession, Buyer is relying solely on its own investigation of the Property and not on any information provided by Seller or to be provided except as set forth herein. Buyer further acknowledges that the information provided and to be provided by Seller with respect to the Property, to the Lessee, and to the Guarantors of Lease was obtained from a variety of sources and Seller neither (a) has made independent investigation or verification of such information, or (b) makes any representations as to the accuracy or completeness of such information except as herein set forth. The sale of the Property as provided for herein is made on an "AS IS" basis, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein in paragraph 11(a), 11(b), and 11(c) above and this paragraph 12, Seller makes no Warranty or representation, Express or Implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, tenantability, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property.

     The provisions (d) - (f) above shall survive Closing.


12.  CLOSING.

     (a) At the "Closing" (as defined below), Seller shall convey to Buyer good and marketable and insurable fee simple title to the
   Real   Property  and  all  rights,  privileges  and  easements
   appurtenant thereto by duly executed and acknowledged Special Warranty Deed (the "Deed") substantially as shown on Exhibit "B" attached hereto and made a part hereof, in recordable form acceptable to Buyer, and to the Improvements by appropriate instruments. Evidence of delivery of marketable and insurable fee simple title includes the issuance of an standard Texas Owner's Policy of Title Insurance in the full amount of the Purchase Price by the Title Company, insuring fee simple title to the Real Property, in the Buyer, subject only to such exceptions as Buyer shall approve.

     (b) Before the Closing Date, Seller will deposit into escrow the Deed, subject only to all exceptions as may be accepted by Buyer; a Termination of Lease Agreement and Memorandum of Termination of Lease in form and content as set forth on Exhibit "C" attached hereto and made a part hereof; and a settlement or closing statement in form and content reasonably acceptable to Buyer and Escrow Holder.

     (c) On or before the Closing Date, Buyer will deposit into escrow: the balance of the Purchase Price when required under
   Section 4; any additional funds required of Buyer (pursuant to this agreement or any other agreement executed by Buyer) to close escrow. Both parties will deliver to the Escrow Holder any other documents reasonably required by the Escrow Holder to close escrow.

     (c) On the closing date, if escrow is in a position to close, and upon written authorization from Seller and Buyer, the Escrow Holder will: record the deed in the official records of the county where the Property is located; cause the Escrow Holder to commit to issue the title policy; immediately deliver to Seller the portion of the purchase price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the Escrow Holder's certified closing statement and take all other actions necessary to close escrow.

13. DEFAULTS. If the sale is not consummated solely because of default under this Agreement on the part of Buyer, Seller shall retain the Deposit and accrued interest as Seller's sole and exclusive right to damages or any other remedy. The parties have agreed that Seller's actual damages, upon default by Buyer, would be extremely difficult or impracticable to determine. Accordingly, Buyer and Seller agree that the Deposit represents a fair and equitable payment for liquidated damages.

       Notwithstanding any other provision of this Agreement, if the Seller fails to complete the sale of the Property on a timely basis in compliance with the terms of this Agreement by the Buyer, then Buyer, in its sole discretion, may elect to specifically enforce the terms of this Agreement, on demand, and/or seek money damages, including reasonable costs and attorneys fees, resulting from the Seller's breach. Buyer may select any court of competent jurisdiction sitting in the state in which the Real Property is located. The parties to this Agreement agree that the Property is unique, and it cannot be readily purchased or sold on the open market. For these reasons, among others, Buyer will be irreparably harmed if Seller fails to complete the sale of the Property after Buyer has validly opted to purchase. Accordingly, Buyer, at its sole election, shall be entitled to specifically enforce the terms and conditions of this Agreement. Such equitable remedy shall, however, be cumulative, and not exclusive and it shall be in addition to any other remedy which Buyer may have.

14.  BUYER'S REPRESENTATIONS AND WARRANTIES.

     a.  Buyer represents and warrants to Seller as follows:

     (i) In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, deeds and assurances as Seller or the Escrow Holder may require and be reasonable in order to consummate the transactions contemplated herein.

     (ii) Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (iii) To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

15.  MISCELLANEOUS.

     (a) This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

     (b) If this escrow has not closed by July 31, 2003 through no fault of Seller, Seller may either, at its election, extend the closing date or exercise any remedy available to it by law, including terminating this Agreement.

     (c) Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier's checks or wire transfers.

     (d) All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

     If to Seller:

          AEI Real Estate Fund XVIII Limited Partnership
          1300 Minnesota World Trade Center
          30 East Seventh Street
          St. Paul, MN 55101

     If to Buyer:

          Texas Taco Cabana LP
          8918 Tesoro Drive, Suite 200
          San Antonio, Texas 78217
          Attn. Brad Smith, Vice President Real Estate

     With a copy to:

          Carrols Corporation
          968 James Street
          Syracuse, New York 13203
          Attn. Real Estate/Legal Departments

     (e) When accepted, this offer will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller and their respective successors and assigns. Buyer is submitting this offer by signing a copy of this offer and delivering it to Seller. Seller has five (5) business days from receipt within which to accept this offer. If this offer is not accepted within such five (5) business days, it shall automatically expire and be of no force or effect.

     (f) Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder's fee as a procuring cause of the sale contemplated herein. If any other broker or finder perfects a claim for a commission or finder's fee based upon any other contact, dealings or communication, the party through whom the broker or finder makes his claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same.

     (g) The Agreement Date shall be the date on which the Buyer, Seller, or Escrow Holder last signs this Agreement.

     (h) Buyer reserves the right to assign this Agreement and/or to take title to the Property in a name or assignee other than Buyer, including but not limited to any trust or affiliated or related party. Anything to the contrary notwithstanding, any assignment by Buyer hereunder shall not relieve Buyer from its duties, obligations, terms, and performance under this Agreement.

     (i) All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and shall survive the Closing, including by way of illustration and not limitation, the execution and delivery of this Agreement and the execution and the delivery of the Deed and transfer of title. All statements contained in any certificate or other instrument delivered at any time by or on behalf of Seller in connection with the transaction contemplated hereby shall constitute representations and warranties hereunder. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas. This Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

     (j) If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, all court costs and all reasonable attorneys' fees, including the fees and costs of in-house counsel, regardless of whether litigation is commenced. For purposes of calculating the value of in-house counsel under this Agreement, it is agreed and established that Buyer's in-house counsel shall have a billable rate of Two
     Hundred Fifty and 00/100 Dollars ($250.00) per hour or any fraction thereof.

     (k) This Agreement may be executed in any number of counterparts with the same force and effect as if all signatures were appended to one document, each of which shall be deemed an original.

16. INDEMNIFICATION, POSSESSION & NEW CONTRACTS. Each party hereby agrees to indemnify the other party and hold it harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, reasonable attorneys' fees, resulting from any misrepresentations or breach of warranty or breach of covenant made by such party in this Agreement or in any document, certificate, or exhibit given or delivered to the other pursuant to or in connection with this Agreement. Possession of the Property shall be delivered to Buyer on the Closing Date, provided, however, that Seller shall afford authorized representatives of Buyer reasonable access to the Property for the purposes of satisfying Buyer regarding the representations, warranties, and covenants of Seller contained herein and with respect to satisfaction of any conditions precedent to the Closing contained herein. Seller shall not, after the date of Seller's execution of this Agreement, enter into any lease, amendment of lease, contract or agreement pertaining to the Property without obtaining Buyer's prior written consent, which consent shall not be unreasonably withheld.

17. IRC SECTION 1031 EXCHANGE. Buyer is or may be acquiring the real property described as part of an IRC Section 1031 Tax Deferred Exchange. Seller hereunder agrees to assist and cooperate in such exchange at no cost, expense, or liability to Seller and Seller further agrees to execute any and all documents (subject to the reasonable approval of Seller's legal counsel) as are reasonably necessary in connection with such exchange. Buyer further agrees to indemnify and hold Seller free and harmless from any cost, expense or liability, including reasonable attorney's fees and the reasonable costs of in-house counsel, resulting from Seller's participation in such exchange for the benefit of Buyer.

18.   APPROVAL. This Agreement is subject to the approval of  the contemplated  transaction by Buyer's Real  Estate  Committee  and
Board  of  Directors, in its sole discretion, within  sixty  (60)
days of the Agreement Date.

IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement effective as of the day and year above first written.

BUYER:    TEXAS TACO CABANA, L.P.
          By:  Taco Cabana Management, Inc., its general partner

          By:    /s/ Bradley D. Smith
          Name:      Bradley D, Smith
          Title: Vice President of Real Estate
          Date:  5/14/03


SELLER:   AEI REAL ESTATE FUND XVIII LIMITED PARTNERSHIP, a
          Minnesota limited partnership

          By:  AEI Fund Management XVIII, INC., a Minnesota corporation

          By:  /s/ Robert P. Johnson
                   Robert P. Johnson, its President


                           EXHIBIT "A"
                  LEGAL DESCRIPTION OF PROPERTY


                          SEE ATTACHED

                           EXHIBIT "B"
                      SPECIAL WARRANTY DEED

                      Special Warranty Deed

Date:

Grantor:  AEI  REAL  ESTATE  FUND  XVIII LIMITED  PARTNERSHIP,  a
          Minnesota limited partnership

     Grantor's Mailing Address:

Grantee:  TEXAS TACO CABANA, L.P. a Texas limited partnership

Grantee's Mailing Address:    8918 Tesoro Drive, Suite 200
                              San Antonio, Texas  78217
                              Bexar County

Consideration: TEN AND NO/100 DOLLARS ($10.00) and other valuable consideration the receipt of which is hereby acknowledged.

Property (including any improvements):

     SEE SCHEDULE "A" ATTACHED HERETO AND MADE A PART HEREOF

Reservations from Conveyance:



Exceptions to Conveyance and Warranty:

      Liens described as part of the Consideration and any other liens described in this deed as being either assumed or subject to which title is taken; validly existing easements, rights-of-way, and prescriptive rights, whether of record or not; all presently recorded and validly existing instruments, other than conveyances of the surface fee estate, that affect the Property; and taxes for 2003, which Grantee assumes and agrees to pay, and subsequent assessments for that and prior years due to change in land usage, ownership, or both, the payment of which Grantee assumes.

       Grantor, for the Consideration and subject to the Reservations from Conveyance and the Exceptions to Conveyance and Warranty, grants, sells, and conveys to Grantee the Property, together with all and singular the rights and appurtenances thereto in any way belonging, to have and to hold it to Grantee and Grantee's heirs, successors, and assigns forever. Grantor binds Grantor and Grantor's heirs and successors to warrant and forever defend all and singular the Property to Grantee and Grantee's heirs, successors, and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof when the claim is by, through, or under Grantor but not otherwise, except as to the Reservations from Conveyance and the Exceptions to Conveyance and Warranty.


      When the context requires, singular nouns and pronouns include the plural.



          AEI REAL ESTATE FUND XVIII LIMITED PARTNERSHIP, a
          Minnesota limited partnership

           By:   AEI Fund Management XVIII, INC., a Minnesota corporation

           By:_____________________________
                Robert P. Johnson, its President


STATE OF                  )

COUNTY OF                 )

        This   instrument   was   acknowledged   before   me   on
                                     ,          2003,          by
___________________________________                            of
______________________________,     on     behalf     of     said
_____________________________.



                         Notary Public, State of Texas



                           EXHIBIT "C"
 TERMINATION OF LEASE AGREEMENT AND MEMORANDUM OF TERMINATION OF
                              LEASE


When recorded, return to:

William E. Myers, Esq.
Carrols Corporation
968 James Street
P.O. Box 6969
Syracuse, New York 13217-6969


                      TERMINATION OF LEASE

      THIS   TERMINATION  OF  LEASE  AND  MUTUAL  RELEASE   (this
"Termination Agreement") is made and entered into as of __________ ____, 2003, by and between AEI REAL ESTATE FUND XVIII LIMITED PARTNERSHIP, a Minnesota limited partnership of ________________________________ ("Lessor"), and Texas Taco
Cabana, LP, a Texas limited partnership with offices at 8918 Tesoro Drive, Suite 200, San Antonio, Texas 78217 ("Lessee").

                           WITNESSETH:

     WHEREAS, Lessor is the owner of that certain real estate located in __________________, more specifically described in Exhibit A attached hereto, together with all buildings, structures, fixtures and improvements now located thereon (collectively, the "Premises"); and

    WHEREAS, Lessor and Lessee entered into that certain Lease of the Premises (the "Lease") as of ____________________; and

     WHEREAS, Lessor has agreed to sell the Premises to Lessee pursuant to an Agreement of Sale dated May _______, 2003; and

    WHEREAS, in connection with such sale of the Premises, Lessor and Lessee desire to terminate the Lease and all of their rights and obligations thereunder;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. The Lease is hereby terminated as of the date first above written (the "Effective Date").

      2. Lessee does hereby surrender, relinquish and release unto Lessor all of its right, title and interest in and to the Lease and the Premises, and in consideration of the release of the remainder of the term of the Lease and other good and valuable consideration, Lessor does hereby agree that Lessee shall be relieved and released from any liability for rents or other charges and all other lease obligations arising out of the Lease.

     3. Lessor and Lessee agree to and do hereby release and discharge one another, their employees, officers, directors (both past and present), agents, heirs, successors, assigns, subsidiaries, attorneys, affiliates and personal representatives from all claims and demands with respect to, or arising out of, the Lease, whether known or unknown, which either Lessor or Lessee may have now or hereafter have, or claim to have against each other, from and after the Effective Date.

     4. This Termination Agreement sets forth all terms, conditions and understandings between Lessor and Lessee with respect to the termination of the Lease, and there are no terms, conditions or understandings either oral or written between the parties hereto with regard to the termination of the Lease other than as set forth herein. No alteration, amendment, change or addition to this Termination Agreement shall be binding unless reduced to writing and signed by all of the parties hereto.

     5. This Termination Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     6. This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

      IN WITNESS WHEREOF, this Termination Agreement is executed by each party hereto as of the date first above written.

                                   LESSOR:


                                   LESSEE:



STATE OF                  )

COUNTY OF                 )

        This   instrument   was   acknowledged   before   me   on
                                     ,          2003,          by
___________________________________                            of
______________________________,     on     behalf     of     said
_____________________________.



                         Notary Public, State of ______________




STATE OF                  )

COUNTY OF                 )

        This   instrument   was   acknowledged   before   me   on
                                     ,          2003,          by
___________________________________                            of
______________________________,     on     behalf     of     said
_____________________________.



                         Notary Public, State of Texas


               TERMINATION OF MEMORANDUM OF LEASE


      This Termination of Memorandum of Lease ("Termination Agreement") is made and entered into as of __________ ____, 2003, by and between AEI REAL ESTATE FUND XVIII LIMITED PARTNERSHIP, a Minnesota limited partnership of _______________________ ("Lessor"), and TEXAS TACO CABANA, LP, a Texas limited partnership with offices at 8918 Tesoro Drive, Suite 200, San Antonio, Texas 78217 ("Lessee").

                           WITNESSETH:

      Lessor previously leased to Lessee under a commercial lease (the "Lease") dated as of the _____ day of ______________, ______, a tract of land located at __________________, and all improvements situate thereon, which tract of land is described on Exhibit "A" attached hereto and made a part hereof (the "Property"). In connection with the Lease, Lessor and Lessee caused to be recorded a Memorandum of Lease (the "Memorandum"), which was recorded on _______ _____, ______ in Volume _________
at Page _______, in the Office of the _______ of the County of _____________, State of Texas.

      By Termination Agreement dated _______ ___, 2003 Lessor and
Lessee terminated the Lease effective _________ ____, 2003.

      Lessor and Lessee hereby consent and agree that the Memorandum be terminated and that this instrument be recorded in the appropriate Office of the _________________ of the County of ____________, State of Texas.

     IN WITNESS WHEREOF, the parties have caused this Termination of Memorandum of Lease to be executed as of the day and year first above written.

Signed, Sealed and Delivered
in the Presence of:           "Lessor"


   _________________________  By:
Name:_______________________       Robert A. Bourne, as President


                              "Lessee"



STATE OF                 )

COUNTY OF                )

        This   instrument   was   acknowledged   before   me   on
                                     ,          2003,          by
___________________________________                            of
______________________________,     on     behalf     of     said
_____________________________.



                         Notary Public





STATE OF                 )

COUNTY OF                )

        This   instrument   was   acknowledged   before   me   on
                                     ,          2003,          by
___________________________________                            of
______________________________,     on     behalf     of     said
_____________________________.



                         Notary Public